Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of January 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of January 2007.

Operational statistics for the month of January 2007 and the comparative figures for the previous month are as follows:-

		January 2007	December 2006

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	106.882 million	105.873 million
	- Post-paid Subscribers	54.823 million	54.267 million
	- Pre-paid Subscribers	52.059 million	51.606 million
	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	1.009 million	—
	- Post-paid Subscribers	0.556 million	—
	- Pre-paid Subscribers	0.453 million	—
	Aggregated Number of CDMA Cellular Service Subscribers	36.860 million	36.493 million
	- Post-paid Subscribers	33.796 million	33.454 million
	- Pre-paid Subscribers	3.064 million	3.039 million
	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	0.367 million	—
	- Post-paid Subscribers	0.343 million	—
	- Pre-paid Subscribers	0.024 million	—

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	0.8186 billion	—
	- Domestic Long Distance	0.8035 billion	—
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0151 billion	—
	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	0.9838 billion	—
	- Domestic Long Distance	0.9746 billion	—
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0092 billion	—

Notes:

1.                     All the Aggregated Numbers recorded for the months of December 2006 and January 2007 are aggregated data reported at 24:00 on 31 December 2006 and 31 January 2007 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of January 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 January 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of December 2006 and January 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED CHU KA YEE
Company Secretary

Hong Kong, 15 February 2007